UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 6, 2007

YARDVILLE NATIONAL BANCORP
(Exact Name of Issuer as Specified in Charter)

NEW JERSEY (State or Other Jurisdiction of Incorporation or Organization)	000-26086 (Commission File Number)	22-2670267 (I.R.S. Employer Identification Number)

2465 KUSER ROAD, HAMILTON, NEW JERSEY 08690
(Address of Principal Executive Offices)

(609) 585-5100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.Entry into a Material Definitive Agreement.

On June 6, 2007, Yardville National Bancorp, a New Jersey corporation (“YNB”), Patrick M. Ryan, George Muller, Martin Tuchman, F. Kevin Tylus, Robert Workman, James E. Bartolomei, Elbert G. Basolis, Jr., Jay G. Destribats, Anthony M. Giampetro, Sidney L. Hofing, Gilbert W. Lugossy, Samuel D. Marrazzo, and Louis R. Matlack and Lawrence B. Seidman and Seidman and Associates, LLC entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”).

The Settlement Agreement provides that a consent order will be entered to vacate an order by the Superior Court of New Jersey, Chancery Division, Passaic County in the matter captioned Seidman, et al. v. Yardville National Bancorp, et al. (Docket No. PAS-C-20-07) requiring YNB to hold its annual meeting on July 12, 2007, that YNB will pay Seidman $100,053 awarded by the Court in the matter captioned Seidman, et al. v. Yardville National Bancorp, et al. (Docket No. PAS-C-14-06), and that the parties will resolve the other matters on appeal before the Superior Court of New Jersey, Appellate Division (Docket No. A-004348-06-T5).

As previously announced, YNB is party to an Agreement and Plan of Merger pursuant to which YNB will merge with and into The PNC Financial Services Group, Inc., which agreement provides, among other things, that YNB will call and hold a special meeting of its shareholders for the purpose of considering and voting on the merger.  The Settlement Agreement provides that if the merger agreement is terminated for any reason, YNB shall cause an annual meeting of shareholders to be held within sixty (60) days of the effective date of such termination, the YNB board of directors shall nominate a slate of director nominees agreed to by Seidman, Seidman shall vote his shares of YNB common stock in favor of such slate of director nominees and YNB shall submit an amendment of its certificate of incorporation providing for the declassification of its board of directors to a vote of shareholders.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated into this report by reference.

Item 9.01.Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1	Settlement Agreement and Mutual Release dated June 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YARDVILLE NATIONAL BANCORP
Date: June 8, 2007	By: Stephen F. Carman Stephen F. Carman Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Settlement Agreement and Mutual Release dated June 6, 2007